Exhibit (a)(70)

AMENDMENT NO. 58 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Abolition of Series of Shares of Beneficial Interest

Effective: August 8, 2025

THIS AMENDMENT NO. 57 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST, a Delaware statutory trust (the “Trust”), dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees on November 14, 2024, with respect to Voya Floating Rate Fund, a series of the Trust (the “Fund”), acting pursuant to Article II, Section 2.6 and Article XI, Sections 11.4 and 11.8 of the Trust Instrument. The resolutions serve to abolish the Fund, and the establishment and designation thereof, there being no shares of the series outstanding at the time of its abolition.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Joanne F. Osberg, Senior Vice President and Secretary of Voya Funds Trust (the

“Trust”), do hereby certify that the following is a true copy of resolutions duly adopted by the

Board of Trustees (the “Board”) of the Trust at a meeting held on November 14, 2024 with regard to the dissolution of a series of the Trust:

RESOLVED, that the Plan of Liquidation and Dissolution of Series in the form presented at the Meeting, which sets forth the terms and conditions of the proposed liquidation of Voya Floating Rate Fund (the “Fund”), a series of Voya Funds Trust (“VFT”), together with any non-material changes approved by an officer of the Fund be, and it hereby is, approved to be effective August 8, 2025, or on a date deemed appropriate by the officers of VFT; and

FURTHER RESOLVED, that the Board hereby approves the dissolution of the Fund; and

FURTHER RESOLVED, that the appropriate officers of VFT, be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions, including, but not limited to, the termination of the Fund, and to execute and deliver all such documents in the name of, and on behalf of, VFT as in their judgment shall be necessary to accomplish the purpose of these resolutions.

/s/ Joanne F. Osberg______

Joanne F. Osberg, Secretary

Dated: December 13, 2024